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AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro Chairman & CEO (312) 346-8100	Leslie Loyet Analysts/Investors (312) 640-6672 lloyet@frbir.com	Tim Grace Media Inquires (312) 640-6667 tgrace@frbir.com

FOR IMMEDIATE RELEASE	NYSE: ORI
FRIDAY, AUGUST 1, 2008

OLD REPUBLIC RECLASSIFIES UNREALIZED LOSSES IN EQUITY INVESTMENT SECURITIES TO THE INCOME STATEMENT

CHICAGO - August 1, 2008 - Old Republic International Corporation (NYSE: ORI), following its recent news release of earnings for the three and six months ended June 30, 2008, has reevaluated the application of its financial accounting policies pertaining to the recognition and timing of other-than-temporary impairments (“OTTI”) of equity investment securities.  The subject of OTTI has garnered much greater attention in the recent atmosphere of highly volatile and unstable markets, particularly those affecting the securities of financial institutions.  As a result, the Company is required to expend non-productive and valuable monetary and management resources to determine and support estimates of equity investment securities valuations whose effects have little bearing on the practical management of its insurance business. Additionally, GAAP accounting theories applicable to investment valuation considerations can limit the Company’s flexibility in executing economically sound tax planning, capital management, and other policies. Moreover, Old Republic believes that knowledgeable investors and other stakeholders, in their evaluation of performance and investment values, generally focus on insurance companies’ net operating results which exclude realized and unrealized gains or losses, and on reported book values which are always inclusive of all net realized and unrealized investment results.

In light of all the above factors the Company has elected to simplify and better rationalize its estimation process regarding OTTI determinations, and has applied this process to its financial report covering the quarterly and semi-annual periods ended June 30, 2008.  Accordingly, absent issuer specific circumstances that would trigger earlier OTTI recognition, all unrealized losses pertaining to any equity security whose market value has declined by a minimum of 20 percent from its previously recorded cost basis during any six month calendar period will be included automatically, on a non-judgmental, market value-driven basis in the determination of net income.  Unrealized losses with lesser declines and all unrealized gains will continue to be reported directly in a separate component of shareholders’ equity and in the consolidated statement of comprehensive income as has been the case.  While these changes are likely to create much greater volatility in reported net income, the Company does not expect them to have any perceptible effect on the valuation of its stock in the securities markets.

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The changes have no impact whatsoever on the previously reported assets, liabilities, and shareholders’ equity of the Company, nor on its operating cash flows and comprehensive income. The following table shows the result of applying these valuation policies on Old Republic’s financial statements for the periods shown.  The net effect is to simply re-characterize certain net unrealized losses on securities that had been recognized in the Company’s statement of comprehensive income and shareholders’ equity, and to record an equivalent charge for realized investment losses in the consolidated statements of income.

Quarter Ended June 30, 2008	Six Months Ended June 30, 2008
Per Earnings Release	OTTI Adjustment	Post- Adjustment	Per Earnings Release	OTTI Adjustment	Post- Adjustment
Operating revenues:
General insurance	$561.3		$561.3	$1,142.9		$1,142.9
Mortgage guaranty	173.6		173.6	346.1		346.1
Title insurance	179.3		179.3	346.4		346.4
Corporate and other	22.9		22.9	52.5		52.5
Total	$937.4		$937.4	$1,888.1		$1,888.1
Pretax operating income (loss):
General insurance	$56.3		$56.3	$146.1		$146.1
Mortgage guaranty	(140.7)		(140.7)	(263.1)		(263.1)
Title insurance	(4.5)		(4.5)	(17.2)		(17.2)
Corporate and other	1.4		1.4	6.0		6.0
Sub-total	(87.5)		(87.5)	(128.1)		(128.1)
Realized investment gains (losses):
From sales	6.8		6.8	7.7		7.7
From impairments	-	$(437.3)	(437.3)	-	$(437.3)	(437.3)
Net realized investment gains (losses)	6.8	(437.3)	(430.5)	7.7	(437.3)	(429.6)
Consolidated pretax income (loss)	(80.7)	(437.3)	(518.1)	(120.4)	(437.3)	(557.7)
Income taxes (credits)	(35.2)	(118.0)	(153.3)	(55.8)	(118.0)	(173.9)
Net income (loss)	$(45.4)	$(319.2)	$(364.7)	$(64.5)	$(319.2)	$(383.8)
Consolidated underwriting ratio:
Benefits and claims ratio	82.0%	82.0%	79.3%	79.3%
Expense ratio	39.1	39.1	39.1	39.1
Composite ratio	121.1%	121.1%	118.4%	118.4%
Components of diluted earnings per share:
Net operating income (loss)	$(0.22)		$(0.22)	$(0.30)		$(0.30)
Net realized investment gains (losses)	0.02	$(1.38)	(1.36)	0.02	$(1.38)	(1.36)
Net income (loss)	$(0.20)	$(1.38)	$(1.58)	$(0.28)	$(1.38)	$(1.66)
Comprehensive income (loss)	$(282.9)	$(282.9)	$(416.6)	$(416.6)
Operating cash flow			$328.8	$328.8

June 30, 2008
Per Earnings Release	OTTI Adjustment	Post- Adjustment
Assets		$13,104.5	$13,104.5
Liabilities		9,045.5	9,045.5
Shareholders’ equity:	Total	4,058.9	4,058.9
	Per share	$17.59	$17.59

Note: In this table and statements, dollar amounts are stated in millions, except per share data.

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About Old Republic
Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages primarily in the property & liability, mortgage guaranty, and title insurance fields. One of the nation’s 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $13.10 billion and shareholders’ equity of $4.05 billion or $17.59 per share. Its current stock market valuation is approximately $2.36 billion, or $10.25 per share.

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